Exhibit 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
SCION CARDIO-VASCLAR, INC.

Original Articles of Incorporation
filed with the Florida Department of State
on April 4, 1996, amended on March 18, 1999,
amended and restated on July 14, 1999, and
amended and restated on August 16, 2002

On August 16, 2002, the Board of Directors and Shareholders of Scion Cardio-Vascular, Inc., each by written action without a meeting, duly adopted the following Amended and Restated Articles of Incorporation by unanimous agreement pursuant to the provisions of Sections 607.0704, 607.0821, 607.1003 and 607.1007 of the Florida Statutes:

ARTICLE I
NAME

The name of this corporation shall be SCION CARDIO-VASCULAR, INC. (hereinafter called the “Corporation”).

ARTICLE II
PRINCIPAL PLACE OF BUSINESS

The address of the principal place of business and the mailing address of the office of the Corporation is Scion Cardio-Vascular, Inc., 14256 S.W. 119th Avenue, Miami, Florida 33186.

ARTICLE III
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Florida.

ARTICLE IV
SHARES

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 10,000,000 shares, 9,904,625 shares of which shall be Common Stock (the “Common Stock”) with a par value of $.01 and 95,375 shares of which shall be Preferred Stock (the “Preferred Stock”) with a par value of $.01.

The rights, preferences, privileges, restrictions and other matters relating to the 95,375 shares of Preferred Stock are as follows.

            1.  Designation.  All of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (the “Series A Preferred”).

            2.  Dividends.  The holders of the Series A Preferred shall be entitled, as, when and if declared by the Board of Directors of the Corporation, to dividends out of the Corporation’s assets legally available therefor at the rate of $5.24 per share per annum.  Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock of the Corporation.  Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, as, when and if declared by the Board of Directors, to dividends out of the Corporation’s assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend.  The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

            3.  Liquidation Preference.

                        (a)  Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to $52.42 per share for each share of Series A Preferred, then held, plus a further amount equal to any dividends declared but unpaid on such shares of Preferred Stock, and such liquidation shall not be considered a dividend subject to the provisions of section 2, above.

                        All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

                        If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to provide for the cash payment of the full aforesaid preferential amount to the holders of Preferred Stock, such assets as are available shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                        After the payment or the setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of this Corporation.

                        (b)  Consolidation or Merger.  A merger, consolidation or sale of all or substantially all of the assets of the Corporation which will result in the Corporation’s Shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3; provided, however, that any payments made may be made in cash or in securities or other property received from the acquiring entity or in a combination thereof, on the closing of such transaction.

                        (c)  Noncash Distributions.  If any of the assets of the Corporation are to be distributed other than in cash under this Section 3 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the fair market value of the assets to be distributed to the holders of Preferred Stock or Common Stock.  The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock and Common Stock of the appraiser’s valuation.  Notwithstanding the above, any securities to be distributed to the Shareholders shall be valued as follows.

                                    (i)  If traded on a securities exchange the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                                    (ii)  If actively traded over-the-counter, wherein greater than $1 million shares in aggregate value of such security is traded, on average, in a 30 day period, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                                    (iii)  If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

                        (d)  Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the Shareholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that the notice required under this Section to be delivered to holders of any series of Preferred Stock may be shortened upon the written consent of holders of at least a majority of the outstanding shares of such series of Preferred Stock.

                                    (i)  Effect of Noncompliance.  In the event the requirements of this Section 3(d) are not complied with, the Corporation shall forthwith cause the closing of the transaction to be postponed until the Corporation shall have complied with such notice requirements.

            4.  Voting Rights.

                        (a)  Preferred Stock.  Except as otherwise provided herein or required by law, the holder of each share of Preferred Stock shall be entitled to vote upon such matters and in such manner as may be provided by law or the articles and bylaws of this Corporation and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 5 hereof at the record date for the determination of the Shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.  Except as otherwise provided herein or required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

                        (b)  Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share held.

            5.  Conversion.  The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

                        (a)  Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Preferred Stock.  Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the “Conversion Price” per share in effect for such series of Preferred Stock at the time of conversion into the “Conversion Value” per share of such series of Preferred Stock.  The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the “Conversion Rate” for such series.  The initial Conversion price per share of Series A Preferred shall be $52.42.  The initial Conversion Value per share of Series A Preferred shall be $52.42.  The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

                        (b)  Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the closing of a firm commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a per share price of $[90] or higher (adjusted to reflect any stock splits, stock dividends or combinations occurring with respect to the Common Stock after the date hereof) resulting in gross proceeds to the Corporation of at least $20,000,000 and the Common Stock being listed on the New York Stock Exchange or the American Stock Exchange or being quoted on the Nasdaq Stock Market.

                        (c)  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, such conversion may be made on a contingent basis or subject to the satisfaction of a condition or conditions as specified by any holder of the Preferred Stock, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                        (d)  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price.

                        (e)  Adjustment of Conversion Price.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i)  If the Corporation shall at any time after the date hereof issue any Common Stock (other than “Excluded Stock,” as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which are covered by Sections 5(e)(iii), (iv) and (v)), for a consideration per share less than the Conversion Price of the Preferred Stock in effect immediately prior to the issuance of such Common Stock, the Conversion Price of the Preferred Stock in effect immediately after each such issuance shall forthwith be adjusted to equal the lowest per share consideration for which such Common Stock was issued.

For the purposes of any adjustment of a Conversion Price pursuant to this Section 5(e)(i), the following provisions shall be applicable:

                                                (1)  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                                                (2)  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined jointly by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock (the “Required Holders”).  If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Required Holders.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                                                (3)  In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock):

                                                            (A)  the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum aggregate purchase price provided in such options or rights for the Common Stock covered thereby;

                                                            (B)  the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional aggregate consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                                            (C)  on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price for such series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                                            (D)  on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                                    (ii)  “Excluded Stock” shall mean:

                                                (A)  all shares of Common Stock issued and outstanding on the date hereof.

                                                (B)  all shares of Common Stock into which the shares of Preferred Stock are convertible;

                                                (C)  up to 134,000 shares of Common Stock (or options to purchase up to such number of shares of Common Stock) issued to employees, consultants, officers or directors of the Corporation pursuant to stock option plans, stock grants, or restricted stock plans approved by the Board of Directors of the Corporation;

                                                (D)  the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions;

                                                (E)  the issuance of securities pursuant to currently outstanding warrants, notes, or other rights to acquire securities of the Corporation.

                                    (iii)  If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                                    (iv)  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Preferred stock shall be decreased in proportion to such decrease in outstanding shares.

                                    (v)  In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price for the Preferred Stock in effect thereafter shall be determined by multiplying the Conversion Price for the Preferred Stock in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price of one share of Common Stock less (y) the amount of such cash dividend in respect of one share of Common Stock or the fair market value of such dividend (as determined by the Board of Directors, whose determination shall be conclusive) consisting of the stock, securities, evidences or indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, as the case may be, and of which the denominator shall be the Current Market Price of one share of Common Stock.  Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of Shareholders entitled to such dividend or distribution.

                                    (vi)  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all of the properties and assets of the Corporation as an entirety to any other person, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock.  The provisions of this Section 5(e)(vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                                    (vii)  All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                                    (viii)  For the purpose of any computation pursuant to this Section 5(e), the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 5(e) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the Corporation.

                        (f)  Minimal Adjustment.  No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01.  Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

                        (g)  No Impairment.  The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.  This provision shall not restrict the Corporation’s right to amend its Amended and Restated Certificate of Incorporation with the requisite stockholder consent.

                        (h)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

                        (i)  Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall deliver to each holder of Preferred Stock at least 10 business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                        (j)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in its best effort to obtain the requisite stockholder approval for any necessary amendment to this Certificate of Incorporation.

                        (k)  Notices.  Any notice required by the provisions of this Section 5 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

            6.  Protective Provisions.  So long as 25,000 shares of the Preferred Stock shall be outstanding the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than a majority of the outstanding shares of Preferred Stock voting together as a class:

                        (a)  Authorized Number.  Increase or decrease the aggregate authorized number of shares of Preferred Stock;

                        (b)  No Change.  Alter or change the rights, preferences, privileges or restrictions of the Preferred Stock;

                        (c)  Create Any New Class or Series.  Create any new class or series of shares having any rights, preferences, or privileges superior to or on a parity with the Preferred Stock;

                        (d)  Exchange or Reclassification.  Effect an exchange, reclassification, or cancellation of shares of any class or series, other than the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the Corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the Corporation and such persons.

            7.  Residual Rights.  All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

            8.  The following is applicable to the Common Stock:

                        (a)  Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assts of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

                        (b)  Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 3 of Article Five hereof.

                        (c)  Redemption.  The Common Stock is not redeemable; provided, however, that the Corporation shall be entitled to redeem, repurchase or otherwise cash out shares of the Common Stock (or securities convertible into the Common Stock) issued  to an held by employees of the Corporation pursuant to a compensatory benefit plan so long as these redemptions or repurchases do not exceed 2,000 shares per holder, or 20,000 shares in the aggregate, in any calendar year.

                        (d)  Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any Shareholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V
DIRECTORS

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s bylaws.

ARTICLE VI
REGISTERED AGENT

The name and address of the Registered Agent of the Corporation is Michael Levinson, c/o Scion Cardio-Vascular, Inc., 14256 S.W. 119th Avenue, Miami, Florida  33186.

ARTICLE VII
INDEMNIFICATION

The corporation shall indemnify and shall advance expenses to its officers and directors to the fullest extent permitted by law in an existence either now or hereafter.

ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

Having been named as registered agent and to accept the service of process for the above stated Corporation at the place designated in this document.  I hereby accept the appointment as registered agent and agree to act in this capacity.  I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

  /s/ Michael Levinson
Michael Levinson, Registered Agent                                     Date

IN WITNESS WHEREOF, Scion Cardio-Vascular, Inc. has caused this certificate to be signed by its President as of the 16th day of August 2002.

                                                                        Scion Cardio-Vascular, Inc.

                                                                          /s/ George Golik
                                                                                    George Golik
                                                                                    President